Exhibit 10.23

LETTER OF RESIGNATION

December 7, 2015

Board of Directors

ASN Technologies, Inc.

210291 South 1300 East, #118

Sandy, UT 84094

Dear Board of Directors and Secretary,

Effective as of the Effective Time and contingent upon the consummation of the Merger, I hereby resign as a member of the board of directors of ASN Technologies, Inc. (the “Company”).

I hereby acknowledge and confirm that I have no claim or right of action of any kind for compensation or otherwise against the Company or any of its officers or employees in respect of the termination of my office or otherwise. To the extent that any such claim or right of action exists or may exist, I irrevocably waive such claim or right of action and release and forever discharge the Company, its officers and employees from all and any liability in respect thereof.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in that certain Agreement and Plan of Merger and Reorganization, dated as of December 4, 2015, by and among Parent, SMSI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and Senseonics, Incorporated, a Delaware corporation.

Yours faithfully,

/s/ Daniel Davis
Daniel Davis